EXHIBIT 99.1
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   EIMO OYJ STOCK EXCHANGE RELEASE 05.02.2001 AT 09.00      1 (2)

   EIMO OYJ AND TRIPLE S PLASTICS, INC. AGREE TO AMEND MERGER AGREEMENT

   LAHTI, FINLAND and PORTAGE, MICHIGAN, February 5, 2001 -- Eimo Oyj (HEX:EIMAV)and Triple S Plastics, Inc. (Nasdaq: TSSS) announced today that they agreed on February 3, 2001 to amendments to the merger agreement between Eimo and Triple S and the lock-up agreement entered into by Eimo and certain principal shareholders of each company.

   The merger agreement has been amended to extend the date by which the merger must be completed from February 28, 2001 to June 30, 2001. However, the parties expect to complete the merger prior to the end of the first calendar quarter of 2001. The merger is subject to approval by the shareholders of Triple S and Eimo, and will be presented for approval at shareholders' meetings of both companies. As previously announced, the merger is intended to be tax free to the Triple S shareholders and is intended to be accounted for as a pooling-of-interests under Finnish Accounting Standards.

   Under the amended merger agreement, the number of Eimo Series A shares issuable in the merger is now based on a fixed exchange ratio of 6.45 Eimo Series A shares for each Triple S share, regardless of the value of Eimo's Series A shares at the time of the merger. Each outstanding option to acquire Triple S common stock will be converted on the same basis into an option to acquire Eimo Series A shares.

   The above exchange ratio will mean that Triple S shareholders and option holders will hold after the merger approximately 39.3% of the outstanding shares and options of the combined company on a fully diluted basis.

   Eimo also has agreed to propose to its shareholders at its extraordinary general meeting a larger change to the composition of Eimo's board of directors than previously announced. Following the merger, the Eimo board of directors will have seven members and the board of directors is anticipated to include not only A. Christian Schauer, the current CEO of Triple S, but also Daniel B. Canavan, another current director and officer of Triple S, as well as Evan C. Harter, a current outside director of Triple S. Of the current Eimo directors, Jalo Paananen is expected to continue as chairman, and Markku Sulonen and Elmar Paananen are expected to step down, the latter in particular to keep the number of outside board members at a majority.

   Finally, the parties to the lock-up agreement, who include certain principal shareholders of Triple S and Eimo, have agreed to a revision of some of its terms. The lock up agreement, as amended, will now limit the sale of only 50% of the relevant shares owned by each shareholder who is a party to the agreement and will have a term of only one year after the merger.

   The documents effecting the changes described above are being filed by Eimo in the United States under Form 425 and will be exhibits to Eimo's proxy statement/prospectus when filed with the SEC.

   Eimo Oyj

   Heikki Marttinen
   President and CEO

   Further information:
   Eimo Oyj
   Elmar Paananen, Executive Vice Chairman, +358 500 503865 www.eimo.com

   Triple S Plastics, Inc.
   Daniel B. Canavan, Chairman, + 1 616 327 2227 www.tsss.com

   DISTRIBUTION:
   HEX Helsinki Exchanges and Nasdaq
   Press

   This information was furnished on behalf of Triple S Plastics, Inc., Eimo Oyj and their respective boards of directors. Investors are urged to read the information to be filed with the United States Securities and Exchange Commission in connection with the merger, including the proxy material to be sent to the holders of common stock of Triple S to solicit their approval of the amended merger agreement and the transactions contemplated thereby and the registration statement to be filed by Eimo on Form F-4 with respect to ordinary shares of Eimo to be issued in connection with the transaction, each of which will contain important information, including a copy of the amended merger agreement as an exhibit. Such documents, when filed, will be available free of charge from the SEC website at www.sec.gov. The combined proxy statement/prospectus of Triple S and Eimo will be sent, free of charge, to persons who are holders of Triple S common stock as of the record date for the Triple S Special Meeting.

   This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, reference is made to Eimo's March 1999 Offering Circular for 5,000,000 share combined offering (copies of which are available from Eimo upon written request) and Triple S' Annual Report on Form 10-K for the year ended March 31, 2000.